Exhibit 99.2

Amerityre Resolves Deficiency with NASDAQ Marketplace Rule Regarding Sale of Certain Private Placement Units to Insiders

Boulder City, Nevada (June 25, 2007) – Amerityre Corporation (NASDAQ: AMTY), a leading developer of polyurethane elastomer tire technologies, today announced that it received a letter dated June 19, 2007 from NASDAQ, indicating that the Listing Department had determined that Amerityre had inadvertently failed to comply with NASDAQ Marketplace Rule 4350(i)(1)(A) (the “Rule”).  The letter also indicated that the matter has been resolved.

The NASDAQ letter noted the Company’s failure to obtain shareholder approval prior to selling shares of common stock to insiders at a discount to market price.  The Listing Department had verbally notified the Company of this shareholder approval violation on May 8, 2007.

On April 2, 2007, the Company completed the private placement of 261,574 units at a price of $14 per unit.  Seven insiders, including officers and directors of the Company, purchased some of the units in this transaction.  The transaction resulted in the issuance of shares of common stock to the insiders at a discounted price.  In submissions dated May 18 and 30, 2007, the Company provided NASDAQ with amended subscription agreements for the insiders, each of which reflected a price equal to the market value of the units.

Accordingly, on June 19, 2007, the Company received the letter indicating the failure to comply with NASDAQ Marketplace Rule 4350(i)(1)(A), which also indicated that the Company subsequently regained compliance with the Rule for continued listing, and that this matter is now closed.

About Amerityre

Amerityre is actively engaged in the development of revolutionary new polyurethane elastomer tire technologies. Amerityre is commercializing its technologies through licensing agreements with strategic partners, co-development projects and the sale of equipment and its proprietary chemical formulations.

For more information on Amerityre, visit its website at www.amerityre.com

This release may contain statements that are forward-looking. Such statements, including those related to the prospects for and/or the benefits of Amerityre’s technology, materials, license and/or development agreements are made based upon current expectations that are subject to risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2006, as well as Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.

Company Contact:

David P. Martin

dpmartin@amerityre.com

(702) 293-1930 x121

CCG Contact:

Sean Collins, Senior Partner

CCG Investor Relations and Strategic Communications

(310) 477-9800